Exhibit 99.1

Boots & Coots Reports Fourth Quarter and Record Year End Results

Annual Revenues Nearly Double; Annual Net Income Up 177%

HOUSTON--(BUSINESS WIRE)--March 10, 2009--Boots & Coots International Well Control, Inc. (NYSE Alternext US: WEL), announced record revenues, net income and EBITDA for the year ended December 31, 2008. Revenues for 2008 increased 99% to $209.2 million compared to $105.3 million for the prior year. Net income attributable to common stockholders increased 177% to $21.8 million, or $0.28 per diluted share, compared to $7.9 million, or $0.11 per diluted share for 2007. EBITDA (earnings before interest, income taxes, depreciation and amortization; see the reconciliation and rationale for this non-GAAP financial measure below) was $39.1 million for the year ended December 31, 2008, up 109% from $18.7 million for 2007.

For the quarter ended December 31, 2008, revenues were $55.9 million compared to $36.1 million for the 2007 fourth quarter. Net income attributable to common stockholders were $5.1 million, or $0.07 per diluted share for the quarter ended December 31, 2008, compared to $5.8 million, or $0.08 per diluted share for the same quarter of 2007. EBITDA was $9.8 million, or 17.6% of revenues for the quarter compared to $9.9 million, or 27.4% of revenues for the fourth quarter of 2007. Included in 2008 results are a $2.0 million ($0.02 per diluted share after tax) one-time bad debt expense attributed to one customer contract, and start up expenses related to a new hydraulic workover contract in North Africa.

“The record results for the year are a reflection on our strategy of focusing on pressure control and continuing to build our portfolio of products, services and talent with the objective of being a trusted advisor to our customers in all situations involving pressure control,” stated Jerry Winchester, president and chief executive officer. “In 2009, we will continue to focus on international markets to further strengthen our operations. Our domestic operations remain centered on the prolific shale plays. Additionally, we will look for opportunities to selectively expand complementary product offerings and services both domestically and internationally.”

The Company has revised its reporting segments to provide better clarity to the market place and align more closely with the management of its businesses. Prevention and emergency response are reported in the company’s Pressure Control segment, snubbing/hydraulic workover are reported in the Well Intervention segment, and rental tools are reported in the Equipment Services segment.

Business Segment Results

Pressure Control

For the quarter ended December 31, 2008, the Pressure Control segment generated revenues of $27.5 million compared to $10.5 million in the fourth quarter of 2007 and $28.3 million in the 2008 prior quarter. EBITDA for the fourth quarter was $5.7 million compared to $2.4 million for the fourth quarter of the prior year and $7.3 million for the third quarter of 2008. For the year ended December 31, 2008, the Pressure Control segment generated revenues of $92.8 million and EBITDA of $22.2 million, compared to revenues of $36.8 million and EBITDA of $9.0 million for 2007.

The year-over-year increases in segment revenues and EBITDA were primarily due to increases in both critical and non-critical events such as new contracts and project activity in the company’s prevention business, offset by the $2.0 million in bad debt expense attributed to one customer contract.

Well Intervention

For the quarter ended December 31, 2008, the Well Intervention segment generated revenues of $23.6 million compared to $23.8 million in the fourth quarter of 2007 and $23.6 million in the 2008 third quarter. EBITDA for the fourth quarter was $3.1 million compared to $6.6 million for the fourth quarter of 2007 and $2.2 million for the third quarter of 2008. For the year ended December 31, 2008, the Well Intervention segment generated revenues of $97.2 million and EBITDA of $12.6 million, compared to revenues of $66.6 million and EBITDA of $9.3 million for the prior year.

Included in the 2008 fourth quarter are start up expenses associated with a new workover contract in North Africa. Included in 2007 fourth quarter revenues is a $3.0 million contract settlement with a Middle East customer, resulting in EBITDA of $2.5 million for the quarter. The year-end increases in revenues and EBITDA were primarily due to higher rig utilization resulting from growth in the company’s international and domestic snubbing/hydraulic workover services, offset by the expenses stated above.

Equipment Services

For the quarter ended December 31, 2008, the Equipment Services segment generated revenues of $4.8 million compared to $1.8 million for the same period in 2007 and $4.6 million for the third quarter of 2008. EBITDA for the quarter was $1.1 million compared to EBITDA of $0.8 million for the fourth quarter of 2007 and $0.7 million for the 2008 third quarter. For the year ended December 31, 2008, the Equipment Services segment generated revenues of $19.3 million and EBITDA of $4.3 million, compared to revenues of $1.9 million and EBITDA of $0.5 million for 2007.

The increases in revenues and EBITDA were due to domestic and international expansion of the company’s equipment rental services, which began in August 2007.

Conference Call

Boots & Coots will discuss 2008 fourth quarter and year end results via a conference call and Webcast today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The dial-in number for the call is 866-578-5801, passcode ‘Boots & Coots’. To listen to the live Web cast, log on to www.boots-coots.com/investorrelations and click on the ‘2008 Earnings Web cast’ link. A replay of the Web cast will be available on the investor relations page of the Company’s Website within 24 hours of the call. The call will also be available for replay for 30 days by dialing 888-286-8010, passcode 45331449.

About Boots & Coots

Boots & Coots, with its headquarters in Houston, Texas, provides a suite of integrated pressure control services to onshore and offshore oil and gas exploration companies around the world. Boots & Coots’ products and services include prevention and risk management services designed to reduce the number and severity of critical events such as oil and gas well fires, blowouts or other incidences due to loss of control at the well, and personnel, equipment and emergency services utilized during a critical well event; equipment and services that are designed to enhance production for oil and gas operators and consist primarily of hydraulic workover and snubbing services; and equipment and services designed for safer and more efficient production under high pressure situations, consisting primarily of pressure control equipment rentals and services. Additional information can be found at www.boots-coots.com.

Certain statements included in this news release are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Boots & Coots cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in Boots & Coots' SEC filings, which are available free of charge on the SEC's web site at www.sec.gov.

(Tables to follow)

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(unaudited)

REVENUES	$55,866	$36,111	$209,237	$105,296

COST OF SALES, excluding depreciation and amortization	33,649	19,972	129,018	62,581
OPERATING EXPENSES	9,746	4,426	30,599	17,792
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,590	1,816	10,304	5,904
FOREIGN CURRENCY TRANSLATION	34	16	189	276
DEPRECIATION AND AMORTIZATION	2,650	1,789	9,307	6,051

OPERATING INCOME	7,197	8,092	29,820	12,692

INTEREST EXPENSE	541	615	2,546	2,584
OTHER (INCOME) AND EXPENSE, net	37	(39)	3	(532)

INCOME BEFORE INCOME TAXES	6,619	7,516	27,271	10,640
INCOME TAX EXPENSE	1,478	1,694	5,452	2,749

NET INCOME	$5,141	$5,822	$21,819	$7,891

Basic Earnings per Common Share	$0.07	$0.08	$0.29	$0.11

Weighted Average Common Shares Outstanding – Basic	76,642,000	74,915,000	75,845,000	70,039,000

Diluted Earnings per Common Share	$0.07	$0.08	$0.28	$0.11

Weighted Average Common Shares Outstanding – Diluted	78,003,000	76,432,000	78,040,000	72,114,000

Information concerning operations in our business segments for the three months and year ended December 31, 2008 and 2007 is presented below. Certain reclassifications have been made to the prior periods to conform to the current presentation.

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
	(unaudited)
Revenues
Pressure Control	$27,504	$10,460	$92,804	$36,845
Well Intervention	23,571	23,810	97,167	66,580
Equipment Services	4,791	1,841	19,266	1,871
	$55,866	$36,111	$209,237	$105,296
Operating Income
Pressure Control	$5,472	$2,183	$21,177	$8,366
Well Intervention	1,180	5,196	5,775	4,020
Equipment Services	545	713	2,868	306
	$7,197	$8,092	$29,820	$12,692
Depreciation and Amortization (a)
Pressure Control	$214	$262	$1,032	$663
Well Intervention	1,918	1,412	6,796	5,239
Equipment Services	518	115	1,479	149
	$2,650	$1,789	$9,307	$6,051
EBITDA (b)
Pressure Control	$5,686	$2,445	$22,209	$9,029
Well Intervention	3,098	6,608	12,571	9,259
Equipment Services	1,063	828	4,347	455
	$9,847	$9,881	$39,127	$18,743

(a)	Depreciation and amortization have been charged to each segment based upon specific identification of expenses and the remaining non-segment specific expenses have been allocated pro-rata among segments in proportion to their relative revenues.
(b)	EBITDA represents earnings before interest, taxes, depreciation and amortization. See the reconciliation and rationale for this non-GAAP financial measure below.

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC. RECONCILIATION BETWEEN CONSOLIDATED STATEMENTS OF INCOME AND EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(unaudited)
Net Income	$5,141	$5,822	$21,819	$7,891

Income Tax Expense	$1,478	$1,694	$5,452	$2,749

Other (Income) and Expense, net	$37	$(39)	$3	$(532)

Interest Expense	$541	$615	$2,546	$2,584

Depreciation and Amortization	$2,650	$1,789	$9,307	$6,051

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (a)	$9,847	$9,881	$39,127	$18,743

(a)	Earnings before Interest, Income taxes, Depreciation and Amortization (“EBITDA”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. “GAAP” refers to generally accepted accounting principles in the United States of America. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever we refer to a non-GAAP financial measure, we also present the most directly comparable financial measure and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure. Management believes that EBITDA may provide additional information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	December 31,	December 31,
	2008	2007

Current Assets	$90,707	$61,726

Current Liabilities	$50,538	$27,043

Total Working Capital (a)	$40,169	$34,683

Total Assets	$184,973	$136,415

Long-Term Debt and Notes Payable, net of current maturities	$26,175	$26,151

Total Liabilities	$83,212	$59,372

Total Stockholders’ Equity	$101,761	$77,043

(a)	Total Working Capital is the amount of all current assets, including cash, less all current liabilities, including current maturities of long-term debt.

CONTACT:
Boots & Coots, Houston
Investor Contact:
Jennifer Tweeton, 281-931-8884
jtweeton@boots-coots.com